Exhibit 99.1

Execution Version

Stonepeak Catarina Holdings LLC
55 Hudson Yards, 550 W. 34th St., 48th Floor
New York, NY 10001

August 2, 2019

Sanchez Midstream Partners LP
Attention:  Charles C. Ward
1000 Main Street, Suite 3000
Houston, Texas 77002

Re:  Certain Agreements Relating to Board Representation Rights

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Board Representation and Standstill Agreement (the “Agreement”), dated as of August 2, 2019, among Stonepeak Catarina Holdings LLC, a Delaware limited liability company (“Stonepeak”), Sanchez Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), and sole general partner of Sanchez Midstream Partners LP, a Delaware limited partnership (“Partnership”, and together with Stonepeak and the General Partner, the “Parties”).  Capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

For and in consideration of the premises and mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, and notwithstanding anything to the contrary set forth in the Agreement, the Parties hereby acknowledge and agree as follows:

From the date of this letter agreement until the earlier of (i) the Second Designation Right Termination Event and (ii) the transfer of any of the Class C Preferred Units to any Person who is not an Affiliate of Stonepeak, the Parties agree that, in the event that the number of Directors comprising the Board increases to more than nine (9) Directors, for each additional Director added, the Sanchez Entities shall take all actions necessary or advisable to cause an additional Director to be added to the Board, to be designated by Stonepeak in its sole discretion (and which shall not be deemed to be an independent Director for the purposes hereof or the Agreement), subject only to the qualification restrictions on Stonepeak Designated Directors as set forth in the Agreement. Following the Second Designation Right Termination Event, the General Partner shall promptly remove all Directors serving on the Board that have been designated by Stonepeak (including the Stonepeak Designated Directors appointed pursuant to Section 1(a) of the Agreement or Directors appointed pursuant to this letter agreement) and shall fill all resulting vacancies in accordance with the GP LLC Agreement.

This letter agreement modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and is made a part thereof.  Except as expressly modified hereby, the Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.  The execution, delivery and performance of this letter agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this letter agreement on the date first set forth above.

SANCHEZ MIDSTREAM PARTNERS GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

SANCHEZ MIDSTREAM PARTNERS LP

By: Sanchez Midstream Partners GP LLC,
its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

Signature Page to Letter Agreement (Board Size)

STONEPEAK:

STONEPEAK CATARINA HOLDINGS LLC

By:	STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member

By:	STONEPEAK ASSOCIATES LLC, its general partner

By:	STONEPEAK GP HOLDINGS LP, its sole member

By:	STONEPEAK GP INVESTORS LLC, its general partner

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member

By:	/s/ Jack Howell
Name:	Jack Howell
Title:	Senior Managing Director

Signature Page to Letter Agreement (Board Size)